UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 8, 2008

THE DOW CHEMICAL COMPANY
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-3433 Commission File Number	38-1285128 (IRS Employer Identification No.)

2030 Dow Center, Midland, Michigan (Address of principal executive offices)	48674 (Zip code)

(989) 636-1000
(Registrant’s telephone number, including area code)

N.A.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 8, 2008, The Dow Chemical Company (the “Company”), as borrower, entered into a Term Loan Agreement (the “Loan Agreement”) with the lenders party thereto and Citibank, N.A., as administrative agent for the lenders, in order to partially finance the acquisition by the Company of Rohm and Haas Company (the “Target”) (the “acquisition”), to retire certain debt of the Target and to pay costs and expenses in connection therewith.

Under the Loan Agreement, the lenders have committed to lend to the Company an aggregate principal amount that will not exceed the sum of each of their commitments, totaling U.S.$13,000,000,000, in a single term borrowing on the date of the closing of the acquisition.  The Loan Agreement will mature on the earlier of (a) the first anniversary of the closing date and (b) April 14, 2010.  The Loan Agreement permits both prime rate based loans and LIBOR based loans.

The commitments will be subject to mandatory reduction if the aggregate amount of commitments exceeds the sum of (i) the cash consideration payable by the Company in connection with the merger of its wholly owned subsidiary Ramses Acquisition Corp. (“Ramses”) into the Target (the “acquisition consideration”), (ii) all the indebtedness, including a certain credit agreement, of the Target and its subsidiaries that the Company elects to repay on the closing date (the “indebtedness to be refinanced”) and (iii) the costs incurred by the Company in connection with the merger of Ramses into the Target, the repayment of the indebtedness to be refinanced and the transactions under the Loan Agreement (the “transaction costs”).  The Loan Agreement also contains provisions relating to mandatory prepayment and reduction of commitments in certain circumstances, such as receipt by the Company or any of its consolidated subsidiaries of proceeds from certain sales of assets, incurrence of indebtedness for borrowed money and any sale or issuance of any of equity interests or equity-linked securities, in each case subject to agreed exceptions.

Subject to certain conditions, the Company may at its option terminate the commitments at any time or reduce the aggregate amount of the commitments or prepay in whole or in part the principal amount of the loans together with accrued interest.

The Loan Agreement contains affirmative and restrictive covenants, including: (a) periodic financial reporting requirements, (b) limitations on liens, (c) limitations on the incurrence of additional indebtedness, unless the ratio of the Company’s consolidated indebtedness (as defined in the Loan Agreement) to its consolidated capitalization (as defined in the Loan Agreement) is not greater than 0.65 to 1.00, (d) limitations on sale and lease-back transactions, and (e) limitations on consolidations, mergers and sales of assets.  In addition, the Company has agreed to use the proceeds of the loans solely to (i) finance the acquisition consideration, (ii) repay the indebtedness to be refinanced and (iii) finance the transaction costs.  Furthermore, the Company will not permit the total leverage ratio (as defined in the Loan Agreement) to be greater than 4.25:1.00 when the Company’s credit rating falls below certain levels or no credit ratings are available from certain rating agencies..

The Loan Agreement contains customary events of default.

From time to time, certain of the lenders provide customary commercial and investment banking services to the Company.  In addition, affiliates of certain of the lenders are providing advisory services to the Company in connection with the acquisition.

The Loan Agreement is attached hereto as Exhibit 99.1.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

On September 8, 2008, the Company entered into a Loan Agreement with the lenders party thereto and Citibank N.A., as administrative agent for the lenders, pursuant to which the lenders have committed to lend to the Company an aggregate principal amount not in excess of U.S.$13,000,000,000.

Additional information included in Item 1.01 above regarding the Loan Agreement is incorporated by reference into this Item 2.03, and the foregoing description of the Loan Agreement is qualified in its entirety by reference to the Term Loan Agreement filed an Exhibit 99.1 to this Current Report.

Item 9.01	Financial Statements and Exhibits

(d)  Exhibits

Exhibit No.	Description

99.1	Term Loan Agreement, dated as of September 8, 2008, among The Dow Chemical Company, the lenders party thereto and Citibank, N.A., as administrative agent for the lenders

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  September 8, 2008

The Dow Chemical Company

By:	/s/ Charles J. Kalil
	Name:	Charles J. Kalil
	Title:	Executive Vice President,
General Counsel and Corporate Secretary

EXHIBITS

Exhibit No.	Description

99.1	Term Loan Agreement, dated as of September 8, 2008, among The Dow Chemical Company, the lenders party thereto and Citibank, N.A., as administrative agent for the lenders